Exhibit 99.1
PRESS RELEASE
For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215(Todd)/212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com
ORMAT TECHNOLOGIES REPORTS THIRD QUARTER 2011 RESULTS
Q3 total revenues of $110.8 million with 63 percent increase in operating income
RENO, Nev. November 2, 2011 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter of 2011.
Quarterly highlights:
•	9 percent increase in total revenues;

•	33 percent increase in product revenues;

•	Interest rate lock loss reduced income before tax by $11.6 million;

•	Secured U.S. Department of Energy (DOE) Loan Guarantee for 20-year loan for up to $350 million in financing; and

•	Signed commitment letter with OPIC for up to $310 million of project financing.
Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated, “The third quarter was highlighted by increased revenues, improved margins and success in securing new financing. Our operational performance was strong. Our existing portfolio performed well during the third quarter and electricity revenues increased by 4.1 percent to $86.8 million despite a slight decrease in total generation. Higher energy rates coupled with lower costs associated with North Brawley and reduced maintenance expenses at most of our plants helped improve performance and gross margins. New customer orders drove product revenues up 33 percent to $24.0 million in the third quarter and are expected to support strong product revenues through the end of 2012.
On the financing front, we signed a commitment letter with OPIC to receive up to $310 million of project financing to refinance and expand our geothermal complex in Kenya and we secured up to $350 million to finance three of our Nevada projects under the 1705 DOE loan guarantee program. The first funding under the DOE loan occurred earlier this week at an attractive interest rate of 4.687 percent. These financings together with the expected ITC cash grants will provide us with sufficient cash to support our capital expenditure program through the end of 2012.”
To protect ourselves from the interest rate volatility, we entered into interest rate lock transactions, all of which have already matured, related to our DOE loan guarantee, which resulted in a pre-tax loss of $11.6 million in the third quarter and $16.4 million in the nine months. Because of this loss, net income for the nine months ended September 30, 2011 was approximately $0.3 million. In accordance with the company’s debt covenants, on November 2, 2011, Ormat’s Board of Directors decided not to declare a quarterly dividend for the third quarter of 2011. The Board of Directors will continue to track the company’s cumulative net income to determine on a quarterly basis whether the company may distribute a dividend and remain in compliance with its debt covenants.

Financial Summary
Third Quarter Results
For the three months ended September 30, 2011, total revenues increased 9.2 percent from $101.5 million in the third quarter of 2010, to $110.8 million this quarter. Product revenues increased 32.6 percent to $24.0 million, up from $18.1 million in the same period last year. Electricity revenues increased by 4.1 percent to $86.8 million, up from $83.4 million in the third quarter of 2010. Electricity revenues for the third quarter include $4.0 million relating to our North Brawley power plant with corresponding cost of revenues of $7.5 million. The average revenue rate of our electricity operations was $95 per MWh, up from $87 per MWh in the third quarter of 2010.
Operating income for the quarter increased by $9.4 million to $24.2 million from $14.8 million for the same period a year ago. The increase is principally attributable to higher rates and lower operating costs in our electricity segment and higher volumes of customer orders in our product segment.
For the quarter, the company reported net income of $1.0 million, or $0.02 per share (basic and diluted), compared to net income of $32.4 million, or $0.71 per share (basic and diluted) for the same period a year ago. The decrease is principally attributable to a $36.9 million gain from the acquisition of the controlling interest of the Mammoth complex in the third quarter of 2010 and the increased interest expense this quarter as a result of an $11.6 million loss on an interest rate lock transactions related to the DOE loan guarantee transaction which was consummated in October 2011, and was not accounted for as hedge transaction.
Adjusted EBITDA for the third quarter of 2011 was $46.7 million, compared to $78.8 million in the same quarter last year. Adjusted EBITDA includes consolidated EBITDA and the company’s share in the interest, taxes, depreciation and amortization related to its unconsolidated 50 percent interest in the Mammoth complex in California in the three months ended September 30, 2010. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA as well as additional cash flow information is set forth below.
As of September 30, 2011, cash, cash equivalents and marketable securities were $80.3 million. In addition, as of September 30, 2011, the company had available committed lines of credit with commercial banks aggregating $409.0 million, of which $102.3 million is unused.
Commenting on the outlook for 2011, Bronicki said, “We continue to expect 2011 electricity revenues to total $315 to $325 million. We are increasing our product revenues guidance to be approximately $100 million.”
Nine-Month Results
For the nine months ended September 30, 2011, total revenues were $313.3 million, an increase of 11.7 percent from $280.4 million in the same period last year. Net income for the period was $0.3 million, or $0.00 per share (basic and diluted), compared to $32.7 million, or $0.72 per share (basic and diluted), in the same period in 2010.
Electricity revenues for the nine months ended September 30, 2011 were $246.3 million, compared to $218.3 million in the same period a year ago, an increase of 12.8 percent. Product revenues for the nine months ended September 30, 2011 were $67.0 million, compared to $62.1 million in the same period in 2010, an increase of 7.8 percent.
Adjusted EBITDA for the nine months ended September 30, 2011 was $121.6 million, compared to $134.9 million for the same period a year ago. Adjusted EBITDA includes consolidated EBITDA and the company’s share in the interest, taxes, depreciation and amortization related to its unconsolidated 50 percent interest in the Mammoth complex in California for the nine months ended September 30, 2010. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA, as well as additional cash flow information is set forth below.

Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9 a.m. EDT on Thursday, November 3, 2011. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the IR events & Presentations in the Investor Relations section of Ormat’s website.
The webcast replay will be available approximately two hours after the conclusion of the live call. A telephonic replay will be available from 1 p.m. EDT on November 3, 2011 through 11:59 p.m. EDT on November 10, 2011 by calling: (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and entering the reply code: 18504388.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 80 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1370 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants and complexes: in the United States — Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Nine-Month Periods Ended September 30, 2011 and 2010
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In thousands, except		(In thousands, except
	per share data)		per share data)
Revenues:
Electricity	$86,815	$83,357	$246,273	$218,269
Product	24,026	18,120	67,002	62,128

Total revenues	110,841	101,477	313,275	280,397

Cost of revenues:
Electricity	57,941	61,530	186,090	179,551
Product	17,137	14,764	43,276	41,316

Total cost of revenues	75,078	76,294	229,366	220,867

Gross margin	35,763	25,183	83,909	59,530
Operating expenses:
Research and development expenses	2,346	1,252	7,128	8,133
Selling and marketing expenses	2,940	3,333	9,325	9,221
General and administrative expenses	6,269	5,780	20,755	19,796
Write-off of unsuccessful exploration activities	—	—	—	3,050

Operating income	24,208	14,818	46,701	19,330
Other income (expense):
Interest income	438	140	1,289	432
Interest expense, net	(23,909)	(10,961)	(54,431)	(30,101)
Foreign currency translation and transaction gains (losses)	(2,659)	1,074	(1,546)	475
Income attributable to sale of tax benefits	2,344	2,183	7,624	6,392
Gain on acquisition of controlling interest	—	36,928	—	36,928
Other non-operating income (expense), net	347	233	465	(47)

Income from continuing operations, before income taxes and equity in income (losses) of investees	769	44,415	102	33,409
Income tax benefit (expense)	305	(11,931)	726	(6,009)
Equity in income (losses) of investees, net	(71)	(83)	(552)	942

Income from continuing operations	1,003	32,401	276	28,342
Discontinued operations:
Income from discontinued operations, net of related tax	—	—	—	14
Gain on sale of a subsidiary in New Zealand, net of related tax	—	—	—	4,336

Net income	1,003	32,401	276	32,692
Net (income) loss attributable to noncontrolling interest	(137)	58	(252)	168

Net income attributable to the Company’s stockholders	$866	$32,459	$24	$32,860

Earnings per share attributable to the Company’s stockholders — basic and diluted:
Income from continuing operations	$0.02	$0.71	$0.00	$0.62
Discontinued operations	—	—	—	0.10

Net income	$0.02	$0.71	$0.00	$0.72

Weighted average number of shares used in computation of earnings per share attributable to the Company’s stockholders:
Basic	45,431	45,431	45,431	45,431

Diluted	45,440	45,450	45,442	45,452

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 30, 2011 and December 31, 2010
(Unaudited)

	September 30,	December 31,
	2011	2010
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$59,077	$82,815
Marketable securities	21,189	—
Restricted cash, cash equivalents and marketable securities	61,791	23,309
Receivables:
Trade	53,084	54,495
Related entity	381	303
Other	7,028	8,173
Due from Parent	151	272
Inventories	17,899	12,538
Costs and estimated earnings in excess of billings on uncompleted contracts	3,518	6,146
Deferred income taxes	1,582	1,674
Prepaid expenses and other	22,972	14,929

Total current assets	248,672	204,654
Long-term marketable securities	—	1,287
Restricted cash, cash equivalents and marketable securities	—	1,740
Unconsolidated investments	3,997	4,244
Deposits and other	21,481	21,353
Deferred income taxes	17,087	17,087
Deferred charges	36,930	37,571
Property, plant and equipment, net	1,422,450	1,425,467
Construction-in-process	399,002	270,634
Deferred financing and lease costs, net	23,238	19,017
Intangible assets, net	37,864	40,274

Total assets	$2,210,721	$2,043,328

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$99,362	$85,549
Billings in excess of costs and estimated earnings on uncompleted contracts	35,664	3,153
Current portion of long-term debt:
Limited and non-recourse	13,485	15,020
Full recourse	18,543	13,010
Senior secured notes (non-recourse)	20,622	20,990

Total current liabilities	187,676	137,722
Long-term debt, net of current portion:
Limited and non-recourse	106,759	114,132
Full recourse:
Senior unsecured bonds	250,119	142,003
Other	70,623	84,166
Revolving credit lines with banks (full recourse)	221,322	189,466
Senior secured notes (non-recourse)	203,382	210,882
Liability associated with sale of tax benefits	74,448	66,587
Deferred lease income	69,483	71,264
Deferred income taxes	28,244	30,878
Liability for unrecognized tax benefits	4,245	5,431
Liabilities for severance pay	20,987	20,706
Asset retirement obligation	21,086	19,903
Other long-term liabilities	4,242	4,961

Total liabilities	1,262,616	1,098,101

Equity:
The Company’s stockholders’ equity:
Common stock	46	46
Additional paid-in capital	724,074	716,731
Retained earnings	215,411	221,311
Accumulated other comprehensive income	565	1,044

	940,096	939,132
Noncontrolling interest	8,009	6,095

Total equity	948,105	945,227

Total liabilities and equity	$2,210,721	$2,043,328

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information
For the Three and Nine-Month Periods Ended September 30, 2011 and 2010
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and adjusted EBITDA, for the three and nine-month periods ended September 30, 2011 and 2010:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net cash provided by operating activities	$59,008	$20,710	$98,514	$79,644
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	23,222	10,271	52,046	28,046
Interest income	(438)	(140)	(1,289)	(432)
Income tax provision (benefit)	(305)	11,931	(726)	8,015
Adjustments to reconcile net income to net cash provided by operating activities (excluding depreciation and amortization)	(34,749)	35,823	(26,977)	17,509

EBITDA	46,738	78,595	121,568	132,782
Interest, taxes, depreciation and amortization attributable to the Company’s equity interest in Mammoth-Pacific L.P	—	203	—	2,115

Adjusted EBITDA	$46,738	$78,798	$121,568	$134,897

Net cash used in investing activities	$(102,445)	$(44,006)	$(238,186)	$(153,020)

Net cash provided by financing activities	$58,176	$18,341	$115,934	$76,309

Depreciation and amortization	$23,256	$24,132	$71,261	$64,461